EXHIBIT 99.1

Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact:	Dennis Gershenson, President & CEO	FOR IMMEDIATE RELEASE
or Richard Smith, CFO
PHONE:	(248) 350-9900
FAX:	(248) 350-9925
RAMCO-GERSHENSON ANNOUNCES NEW $250 MILLION UNSECURED
CREDIT FACILITY
FARMINGTON HILLS, Mich., December 19, 2005 — Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has entered into a $250 million unsecured credit facility with the Company’s bank group led by KeyBank National Association. The new financing is comprised of a three-year $150 million unsecured revolving credit facility, which includes a built in accordion feature allowing up to $100 million in additional borrowings as well as a five-year $100 million unsecured term loan. The revolving credit facility can be extended for up to an additional two years at the Company’s option. Pricing on the facility depends on the Company’s leverage and is LIBOR plus115 to150 basis points for the revolver and LIBOR plus 130 to165 basis points for the term loan. Other participating banks in the transaction include JP Morgan Chase Bank, N.A, Bank of America, N.A., Deutsche Bank Trust Company Americas, LaSalle Bank Midwest National Association, PNC Bank National Association, Commerzbank AG New York and Grand Cayman Branches, Comerica Bank, The Huntington National Bank and Fifth Third Bank. Commerzbank AG New York and Grand Cayman Branches, Comerica Bank and Fifth Third Bank are new to the bank group.
Proceeds from the new financings were used to pay off the Company’s secured and unsecured revolving credit facilities as well as a ten property bridge loan and a construction loan that were entered into earlier this year.
“We are very pleased with the continued support from our bank group, which is strengthened by the addition of a number of new members,” said Dennis Gershenson, President and Chief Executive Officer. “This unsecured facility, improved pricing and increased size of the new financing provides additional flexibility, which will be beneficial as we execute our business goals going forward.”
Ramco-Gershenson Properties Trust has a portfolio of 81 shopping centers totaling approximately 17.9 million square feet of gross leasable area, consisting of 80 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company’s filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions.
Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company’s properties are located, the performance of tenants at the Company’s properties as well as other factors.
For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com
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